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                                                                      Exhibit 11
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
                                  Calculation of Earnings per Share

                                     January 31, 1998   February 1, 1997   February 3, 1996
                                     ----------------   ----------------   ----------------
Net Income                               $ 7,348            $ 5,873           $ 4,617
                                     ================   ===============   ================
Weighted average common shares
outstanding                                7,824              7,744             7,662

Effect of dilutive securities:
 Stock options                               295                317               311
                                     ----------------   ---------------   ----------------

Weighted average common shares
and common share equivalents               8,119              8,061             7,973
                                     ================   ===============   ================
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